EXHIBIT 4.1

KEWAUNEE SCIENTIFIC CORPORATION

DESCRIPTION OF CAPITAL STOCK

The following describes the common stock and certain provisions of the Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended By-Laws (the “By-Laws”) of Kewaunee Scientific Corporation (the “Company”). This description is only a summary and is qualified in its entirety by reference to the Certificate of Incorporation and the By-Laws, as amended, which have been filed with the Securities and Exchange Commission.

Description of Common Stock

General
The authorized capital stock of the Company consists of 5,000,000 shares of common stock, par value of $2.50 per share. The common stock is traded on the NASDAQ Global Market under the symbol “KEQU.”

Voting Rights
Each outstanding share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. The stockholders do not have cumulative voting rights. Except as described below or otherwise provided by law, at all meetings of stockholders, all matters are determined by a vote of the holders of a majority of the number of votes eligible to be cast by the holders of the outstanding shares of common stock present at the meeting and entitled to vote. The Company maintains a classified board of directors, with directors elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case when their respective successors are elected and qualified. As described below under “Change in Control Provisions,” certain other actions require a 75% supermajority vote.

Dividend Rights
Holders of common stock are entitled to receive dividends out of legally available funds in such amounts and at such times as the Company’s board of directors (the “Board of Directors”), in its discretion, deems advisable.

No Preemptive or Similar Rights
Holders of common stock have no preemptive, conversion or redemption rights. All outstanding shares of common stock are fully paid and non-assessable.

Liquidation Rights
In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of common stock are entitled to receive a pro rata portion of remaining assets of the Company after provision for payment of liabilities to creditors.

Change in Control Provisions
The Certificate of Incorporation and the By-Laws contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Company.

Stockholder Meetings. The Certificate of Incorporation provides that no action which requires the vote or consent of stockholders of the Company may be taken without a meeting and vote of stockholders.

Classified Board of Directors. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors. Directors are elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case when their respective successors are elected and qualified.

The Certificate of Incorporation and the By-Laws provide that the number of directors which shall constitute the whole Board of Directors may be changed only by the affirmative vote of not less than 75% of (i) the holders of all the securities of the Company then entitled to vote on such change, or (ii) the directors in office at the time of vote. Furthermore, a director may be removed only by the holders of at least 75% of the shares then entitled to vote in an election of directors, with or without cause.

Business Combinations. The Certificate of Incorporation contains a prohibition against our entering into certain business combinations with related persons (as defined in the Certificate of Incorporation) without the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of common stock, unless such business combination has been approved by two-thirds of our continuing directors (as defined in the Certificate of Incorporation). The Certificate of Incorporation also requires that such business combinations comply with certain “fair price” provisions.

Supermajority Voting. The Certificate of Incorporation contains provisions that require the approval of the holders of shares representing at least 75% of the outstanding shares of common stock in order to amend or repeal Article Seventh (Board of Directors), Eighth (Business Combination), Ninth (Stockholder Meetings) or Tenth (Supermajority Voting) of the Certificate of Incorporation.

Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law generally prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation, unless the stock acquisition or the business combination is approved by our board prior to the acquisition of the 15% interest, or after such acquisition our board and the holders of two-thirds of the other common stock approve the business combination.

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